EXHIBIT 4

                              CONSULTING AGREEMENT

      THIS CONSULTING AGREEMENT (the "Agreement") is made and entered into this 8th day of December, 1995, by and between HAYDEN FINANCIAL CORP, INC., a Florida corporation, hereinafter referred to as the "Consultant" and GOLDEN BEAR ENTERTAINMENT, D/B/A WHITESTONE INDUSTRIES INC. (WHST), a Delaware, Corporation, hereinafter referred to as the "Company."

         WHEREAS, the Consultant is desirous of being engaged by the Company, and the Company has agreed to engage the Consultant upon certain term and conditions contained in this Agreement, one of which is the execution of this Agreement by Consultant;

         WHEREAS, the Consultant, by virtue of the Consultant's relationship with the Company has become familiar with the business of WHITESTONE INDUSTRIES INC.;

         WHEREAS, the Company requires investment banking services and the Company desires to employ Consultant to provide such services.

         NOW, THEREFORE, in consideration of the mutual agreements herein made, the Company and the Consultant do hereby agree as follows:

         1. ENGAGEMENT. The Company hereby engages the Consultant on a nonexclusive basis and the Consultant hereby accepts such engagement upon the terms and conditions hereinafter set forth.

         2. TERM. The Term of this Agreement shall begin upon execution of this Agreement and terminate 12 months thereafter.

         3. COMPENSATION. As the Consultant's compensation for services provided under this Agreement, the Company shall pay the Consultant a fee of 2,500,000 (two million five hundred thousand) pre-split shares or 250,000 (two hundred fifty thousand) post-split shares of unrestricted S-8 Common Stock in the Company.

         4. TIME FOR COMPENSATION. Said stock to be issued by Company on a best efforts basis on or before Feb. 1, 1996.

         5. SERVICES OF THE CONSULTANT. The Consultant shall provide consulting services in any or all of the following areas:

                  (a) identification, evaluation, structuring, negotiating and closing of business acquisitions, consolidations, mergers and strategic alliance.

                  (b) technical and analytical consulting concerning management, marketing, corporate organization and structure, and expansion of services.

         6.       REPRESENTATION AND INDEMNIFICATION OF COMPANY.

                  (a) Company shall be deemed to make a continuing representation of the accuracy of any and all material facts, material information, and data which it supplies to Consultant and the Company acknowledges its awareness that Consultant will rely on such continuing representation in disseminating such information and otherwise performing its investor relations functions.

                  (b) Consultant, in the absence of notice from the Company, will rely on continuing accuracy of material, information, and data supplied by the Company.

                  (c) Company hereby authorizes Consultant to issue, in Consultant's sole discretion, corrective, amendatory, supplemental, or explanatory press releases, shareholder communications and reports, or data supplied to analysts, broker/dealers, market makers, other members of the financial community.

                  (d) Company hereby agrees to indemnify Consultant against, and to hold the Consultant harmless from, any claims, demands, suits, loss, damages, etc. arising out of the Consultants reliance upon the accuracy and continuing accuracy of such facts, material information and data, unless Consultant has been grossly negligent in fulfilling his duties and obligations hereunder.

                  (e) Company hereby agrees to indemnify Consultant against, and to hold Consultant harmless from, any claims, demands, suits, loss, damages, etc., arising out of Consultant's reliance upon the general availability of information supplied to Consultant and Consultant's ability to promulgate such information, unless Consultant has been negligent in fulfilling his duties.

         7.       REPRESENTATION AND INDEMNIFICATION BY CONSULTANT.

                  (a) Consultant shall devote time and effort in performing services hereunder as is reasonably required and at reasonable times.

                  (b) Consultant agrees that it will not release or disseminate any information pertaining to the Company or its shareholders without providing Company with an advance copy thereof and obtaining authorization for such release.

                  (c) Consultant hereby agrees to indemnify Company against, and to hold harmless from, any claims, demands, suits, losses and damages arising out of any inaccurate statement or misrepresentation provided that such indemnification shall not pertain to any information provided by or attributable to Company.

         8. TERMINATION. This Agreement may not be terminated by either party prior to the expiration of the term except as follows:

                  (a)      upon the bankruptcy of either party;
                  (b) upon either party having or applying a receiver appointed for all or a substantial part of such parties assets or business;
                  (c)      upon a material breach by either party;
                  (d) upon the assignment of this Agreement by either party;
                  (e)      upon the death of Consultant;
                  (f) no such termination shall affect the receipt of consideration therefore received by Consultant.

         9. SELECTION OF ENTITIES. Consultant, in its sole and absolute discretion, shall hire, retain, or employ such individuals, corporations, partnerships or other entity or entities to perform services as Consultant deems necessary for per nuance of obligations hereunder.

         10. COSTS AND EXPENSES. All costs, expenses and compensation that Consultant shall incur as a result of the aforementioned services on behalf of Company shall be the sole responsibility of Consultant.

         11. PARTIES RELATIONSHIP. Consultant shall not by reason of this Agreement or the performance of duties hereunder, unless otherwise agreed to between the parties, be or be deemed to be, an employee, agent, partner, co-venturer or controlling person of Company. Consultant shall have no power to enter into any agreement on behalf of or otherwise bind Company. Consultant shall not have or be deemed to have, any fiduciary obligation or duties to Company and is not an agent to Company. Neither party to this Agreement is intended to have any interest in the business or property of the other.

         12. ASSIGNABILITY. This contract is not assignable by Consultant but shall be assignable by Company in connection with the sale, transfer or other disposition of its business or to any of Company's affiliates controlled by or under common control with Company.

         13. HOLD HARMLESS. Company agrees to indemnify, defend, save and hold harmless Consultant and its agents from and against any and all claims, losses, damages, liabilities or expenses related to, growing out of or arising from:

                  (a) Any representation based on facts, material information and data made by Company and relied upon by Consultant;

                  (b) Any service provided to or by Consultant pursuant to this Agreement.

         14. SEVERABILITY. If any part of this Agreement is adjudged invalid, illegal, or unenforceable, the remaining parts shall be enforceable.

         15. PARAGRAPH HEADINGS. The headings of the paragraphs contained in this Agreement are for convenience only, and are not to be considered a part of this Agreement or used in determining its content or context.

         16. LAW. Any dispute between Consultant and Company involving the interpretation or application of any provision of this Agreement shall be governed by the Laws of the State of Florida. Venue will be in Palm Beach County, Florida.

         17. OTHER AGREEMENTS. The parties represent that no other agreement, oral or written, exists between them. This Agreement sets forth the entire Agreement between the parties hereto and cannot be modified or supplemented orally.

         18. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by certified mail, return receipt requested, to the principal office of the party to be so notified.

         19. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one Agreement.

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bond, have executed this Agreement on the date above.

HAYDEN FINANCIAL GROUP, INC.

/s/ Robert Gartzman
-------------------------------------------
BY: ROBERT GARTZMAN



GOLDEN BEAR ENTERTAINMENT D/B/A

WHITESTONE INDUSTRIES INC.


/s/ DONALD YU
-------------------------------------------
BY: DONALD R. YU

                            RELEASE OF CONTRACT CLAIM

Know all Men by These Presents, that HAYDEN FINANCIAL CORP., a Florida corporation of 21560 Toledo Road, Boca Raton, Florida 33433, for the sum of $10.00 (ten dollars) and other valuable consideration, the receipt of which is hereby acknowledged, does hereby, for himself and his heirs, executors, administrators and personal representatives, release and forever discharge WHITESTONE INDUSTRIES INC., their heirs, executors, administrators and personal representatives, from any and all manner of claims, demands, damages, causes of action or suits that he might have or that might subsequently accrue to him by reason of the contracts titled "CONSULTING AGREEMENT" entered into on or about DECEMBER 8, 1995, by and between HAYDEN FINANCIAL CORP. and WHITESTONE INDUSTRIES INC.

DATED DECEMBER 8, 1995

HAYDEN FINANCIAL CORP.


/s/ Robert Z. Gartzman
---------------------------
BY:  Robert Z. Gartzman
        President